Exhibit J
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the “Registration Statement”) of our reports dated February 26, 2009 relating to the financials statements and financial highlights which appear in the December 31, 2008 Annual Reports to Shareholders of each of the portfolios which are part of John Hancock Funds II, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, also constituting part of the Post-Effective Amendment listed above, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2009